 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2019, with respect to our audit of the consolidated financial statements of OptimizeRx Corporation as of and for the year ended December 31, 2018, included in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb and Associates, LLC

Salt Lake City, Utah

February 8, 2021